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                                                                    EXHIBIT 23.1




CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-115662 of The Lubrizol Corporation of our report dated February 6, 2004 (except for Note 18, as to which the date is July 19, 2004) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142 in 2002), appearing in the Current Report on Form 8-K of The Lubrizol Corporation dated August 4, 2004, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP
_________________________

DELOITTE & TOUCHE LLP
Cleveland, Ohio
August 4, 2004